 GLOBALSTAR ANNOUNCES SECOND QUARTER 2017 RESULTS

Covington, LA - (August 3, 2017) - Globalstar, Inc. (NYSE American: GSAT) today announced its financial results for the quarter ended June 30, 2017.

Jay Monroe, Chairman and Chief Executive Officer of Globalstar, commented, “In June, our core business achieved a significant milestone, reaching over 700,000 total subscribers on our satellite network. These subscribers contributed to meaningful growth during the quarter with a 12% increase in total revenue. ARPU continues to improve, including a 23% increase in Duplex ARPU from the prior year quarter. Net loss increased due to non-cash derivative losses resulting primarily from the recent increase in the Company's stock price. Importantly, Adjusted EBITDA increased 61%, reaching its highest level in more than ten years as performance continues to reflect the operating leverage inherent in this business. In addition to the revenue increase, I am particularly pleased with the team’s continued cost discipline during a period when we are all diligently working to secure the long-term value of our assets. At the end of the quarter, we also completed an amendment of our senior debt facility that provides additional flexibility by modifying certain longer-term provisions within the agreement. We appreciate the strong relationship we have with our French lenders and look forward to their continued partnership. In connection with this amendment, Thermo continued its financial support with a $33 million common equity financing to satisfy the capital requirements at the end of the quarter. Finally, on the regulatory front, we continue to make progress on our international plans to globally harmonize our 16.5 MHz of licensed 2.4 GHz spectrum for terrestrial services. We have filed applications in several international jurisdictions and plan to file additional applications before the end of the year. We are pleased with the positive reception to date and look forward to continuing to work with international regulatory agencies to obtain in-country authorities."

SECOND QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the second quarter of 2017 increased by $3.0 million, or 12%, from the second quarter of 2016. This increase resulted primarily from higher service revenue resulting from growth in ARPU and total subscribers. The increase in service revenue was offset partially by a decrease in revenue from subscriber equipment sales.

Service revenue increased $3.3 million, or 16%, in the second quarter of 2017 compared to the second quarter of 2016. Nearly 90% of this increase resulted from higher Duplex and SPOT service revenue, which increased $1.2 million and $1.7 million, respectively. Higher ARPU propelled this growth with Duplex and SPOT up 23% and 14%, respectively, from the prior year quarter. Changes to legacy rate plans, particularly in our core markets, continue to be the primary reason for a higher ARPU across the base. The increase from higher ARPU was offset partially by the decrease in average Duplex subscribers, which were down 7% on lower phone sales and activations and an increased focus on promptly deactivating non-paying subscribers. Conversely, the 4% increase in average SPOT subscribers resulted in an additional $0.4 million increase to service revenue. Also contributing to the increase in service revenue was a $0.4 million increase in revenue generated from engineering services performed under certain government contracts.

Subscriber equipment sales revenue decreased $0.3 million, or 7%, due primarily to lower revenue generated from Duplex hardware sales as we manage our remaining phone inventory in our global markets and across our dealer network. This strategy focuses the sales effort on our core markets to ensure that we are maximizing future service revenue after activation. This decrease was offset partially by a higher volume of SPOT units sold during the quarter, which resulted in a $0.2 million increase in SPOT equipment sales revenue.

Loss from Operations

Loss from operations decreased $3.9 million, or 24%, from $16.4 million in the second quarter of 2016 to $12.5 million in the second quarter of 2017 due primarily to a $3.0 million increase in total revenue (for the reasons discussed above), coupled with a $0.9 million decrease in operating expenses. The decrease in operating expenses was due in part to lower management, general and administrative (MG&A) costs. These costs were down 17% due primarily to lower professional fees and legal expenses, including a $1.1 million accrual recorded in the second quarter of 2016 for the non-cash settlement of litigation related to one of our international operations. This decrease was offset partially by a higher cost of services, which increased 14% compared to the prior year quarter due to the additional cost to support new product development and our second-generation ground network.

Net Income (Loss)

Net income (loss) fluctuated from income of $14.1 million in the second quarter of 2016 to a loss of $98.7 million in the second quarter of 2017. The primary reason for this change was non-cash derivative gains (losses) recorded during the respective periods, which fluctuated from a gain of $40.5 million to a loss of $77.1 million. The loss recorded during the second quarter of 2017 resulted from variations in several valuation inputs, including particularly the appreciation of the Company's stock price from March 31, 2017 to June 30, 2017. The higher derivative loss was offset partially by other items, such as the lower loss from operations.

Adjusted EBITDA

Adjusted EBITDA increased 61% during the second quarter of 2017 driven primarily by a $3.0 million, or 12%, increase in total revenue, coupled by a $0.1 million decrease in total operating expenses (excluding EBITDA adjustments). The decrease in operating expenses during the second quarter of 2017 resulted from lower MG&A expenses and costs from subscriber equipment sales, offset partially by higher cost of services. The largest driver of the $1.1 million decrease in MG&A expenses (excluding EBITDA adjustments) was a reduction in subscriber acquisition costs due to changes in sales strategies, including lower advertising costs, rebates and co-op marketing credits given to our resellers during the second quarter of 2017. Offsetting this decrease was a $1.1 million increase in cost of services due primarily to higher support costs of $0.5 million related to our recently upgraded second-generation ground network. Additionally, research and development costs increased by $0.2 million driven by new products and technology being developed internally and through external partners.

CONFERENCE CALL
The Company will conduct an investor conference call on August 3, 2017 at 5:00 p.m. ET to discuss its second quarter 2017 financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (888) 771-4371 (US and Canada), 1 (847) 585-4405 (International) and use the participant pass code 45260680.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on August 3, 2017. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4526 0680#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, SCADA and IoT applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor contact information:
Kyle Pickens
kyle.pickens@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2017	2016
Revenue:
Service revenues	$24,301	$20,970
Subscriber equipment sales	3,822	4,116
Total revenue	28,123	25,086
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	9,036	7,937
Cost of subscriber equipment sales	2,778	2,886
Marketing, general and administrative	9,544	11,450
Depreciation, amortization, and accretion	19,275	19,224
Total operating expenses	40,633	41,497
Loss from operations	(12,510)	(16,411)
Other income (expense):
Gain (loss) on equity issuance	1,964	(2,075)
Interest income and expense, net of amounts capitalized	(8,850)	(9,049)
Derivative gain (loss)	(77,130)	40,499
Other	(2,102)	685
Total other income (expense)	(86,118)	30,060
Income (loss) before income taxes	(98,628)	13,649
Income tax expense (benefit)	106	(450)
Net income (loss)	$(98,734)	$14,099

Net income (loss) per common share:
Basic	$(0.09)	$0.01
Diluted	(0.09)	0.01
Weighted-average shares outstanding:
Basic	1,128,985	1,049,381
Diluted	1,128,985	1,249,672

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2017	2016
Net income (loss)	$(98,734)	$14,099

Interest income and expense, net	8,850	9,049
Derivative (gain) loss	77,130	(40,499)
Income tax expense (benefit)	106	(450)
Depreciation, amortization, and accretion	19,275	19,224
EBITDA	6,627	1,423

Non-cash compensation	1,426	1,193
Foreign exchange and other	1,864	(685)
Legal settlement to be paid in stock	—	1,094
Debt modification third party fees	238	—
(Gain) loss on equity issuance	(1,964)	2,075
Adjusted EBITDA (1)	$8,191	$5,100

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other significant non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	June 30,
	2017		2016
	Service	Equipment	Service	Equipment
Revenue
Duplex	$9,322	$612	$8,093	$1,171
SPOT	11,193	1,815	9,489	1,654
Simplex	2,526	1,072	2,644	1,072
IGO	376	330	172	229
Other	884	(7)	572	(10)
	$24,301	$3,822	$20,970	$4,116

Average Subscribers
Duplex	72,290		77,479
SPOT	282,826		272,698
Simplex	300,459		297,945
IGO	37,162		39,091

ARPU (1)
Duplex	$42.98		$34.82
SPOT	13.19		11.60
Simplex	2.80		2.96
IGO	3.37		1.46

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.